Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form F-4 of Capital Product Partners L.P. of our report dated April 15, 2011, relating to the consolidated financial statements of Crude Carriers Corp. and its subsidiaries (the “Company”) appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the prospectus which forms a part of the Registration Statement.
/s/ Deloitte. Hadjipavlou, Sofianos & Cambanis S.A.
Athens, Greece
June 9, 2011